EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 TURBOWORX, INC.

                     Pursuant to Sections 228 and 242 of the
                       General Corporation Law of Delaware

                        ---------------------------------

         TurboWorx,  Inc., a  corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY THAT:

         FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Third Amended and Restated Certificate of Incorporation, dated April 21, 2005:

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article IV in its entirety and replacing said Article IV with a new Article IV, which shall read as follows:

         "ARTICLE IV: The authorized capital stock of the Corporation shall consist of fifty four million four hundred thousand shares consisting of (i) fifty three million, four hundred thousand shares (53,400,000) with par value $0.001 per share of Common Stock (the "Common Stock"); and (ii) one million shares (1,000,000) with par value $0.001 per share of preferred stock (the "Preferred Stock").

         Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation (including any appendix hereto), authority is hereby vested in the Board of Directors of the Corporation from time to time to provide for the issuance of shares of such other series of Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion into Common Stock rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of this Certificate of Incorporation."



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         SECOND: The stockholders of the Corporation duly approved said proposed amendment by written consent of the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforementioned amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the President and Director of the Corporation on April 21, 2005.

                                           TURBOWORX, INC.


                                           By:      /s/ Jeffrey Augen
                                                ------------------------------
                                           Name:   Jeffrey Augen
                                           Title:   President